Tuesday January 12, 12:24 pm Eastern Time

Company Press Release

Banner Aerospace, Inc. Signs Merger Agreement With The Fairchild Corporation

DULLES, Va.--Jan. 12, 1999--Banner Aerospace, Inc. announced today that it had reached agreement with The Fairchild Corporation on a stock-for-stock merger between the two companies.

The stock-for-stock merger, which was announced on December 3, 1998, will provide for an exchange ratio determined by dividing $11.00 for each Banner Aerospace par value $1.00 common share (the "Price Target") by the average closing price of Fairchild's Class A Common Stock over the twenty trading days ending on the third trading day before the effective date of the merger.

This ratio is also subject to a "collar," which prevents the quotient from exceeding or falling below a ratio established at the close of business on January 8, 1999, and to a proportionate adjustment up or down, to the extent that the value of certain shares of AlliedSignal Inc. common stock owned by Banner Aerospace moves within a determined range. Fractional shares of Fairchild resulting from the merger will be redeemed for cash.

Immediately prior to the merger, each share of the Series A 7.5% Convertible preferred stock of Banner mandatorily converts into one share of Banner common stock.

Fairchild intends to file a combined Registration Statement, including a Banner Aerospace, Inc. shareholder proxy statement, in order to facilitate the registration of the new Fairchild shares. Fairchild does not expect the merger to effect its September 30, 1998 results for the first fiscal quarter, pro forma, and based on the Target Price and the AlliedSignal Inc. price of January 8, 1998.

Banner Aerospace is a diversified family of companies providing the aviation community with reliable, single solutions through a global distribution network delivering rotables and engines to the commercial, regional and corporate aftermarket of the aviation industry.

This news release contains forward-looking statements within the meaning of
Section 27-A of the Securities Act of 1933, as amended and Section 21-E of the Securities Exchange Act of

1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements as a result of the risks associated with the Company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.
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Contact:


     Eugene W. Juris
     Chief Financial Officer
     703/478-5790